SHARE EXCHANGE AGREEMENT

AGREEMENT dated as of August 12, 2009 by and between Apogee Robotics, Inc., a Delaware corporation ("APRB") and Ligang Shang, Zhengjiang Wang, London Financial Group Ltd., a British Virgin Islands corporation (“London Financial”), Sino Group Investment Ltd. (“Sino Group”), a British Virgin Islands corporation.

WHEREAS, Ligang Shang, Zhengjiang Wang, London Financial Group, Ltd., and Sino Group Investment Ltd. (collectively, the “Advanced Swine Shareholders”) are the owners of all of the outstanding capital stock of Advanced Swine Genetics Co., Ltd., a Nevada corporation ("Advanced Swine"), and Primary Capital, LLC owns the only option or other right to acquire capital stock of Advanced Swine; and

WHEREAS, on the Closing Date described herein, the Advanced Swine Shareholders and Primary Capital, LLC (collectively, the Exchanging Shareholders”) will own all of the issued and outstanding capital stock of Advanced Swine; and

WHEREAS, Advanced Swine owns 100% of the registered capital of Heilongjiang SenYu Animal Husbandry Co., Ltd. (“SenYu”), a company organized under the laws of The People’s Republic of China; and

WHEREAS, SenYu owns 60% of the registered capital of Sino-Canadian Senyu-Polar Swine Genetics Company Limited (“Senyu-Polar JV”), a company organized under the laws of The People’s Republic of China; and

WHEREAS, the Advanced Swine Shareholders desire to transfer the capital stock of Advanced Swine to APRB and APRB desires to acquire the shares.

NOW, THEREFORE, it is agreed:

1.           Definitions.  As used herein, the following terms shall have the meanings set forth below:

a.
  “Applicable Law” means any domestic or foreign law, statute, regulation, rule or ordinance applicable to the businesses or corporate existence of APRB, London Financial, Sino Group, Advanced Swine, SenYu, or Senyu-Polar JV.

b.
  “GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor institutes concerning the treatment of any accounting matter.

c.
  “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, claim, encumbrance, royalty interest, any other adverse claim of any kind in respect of such property or asset, or any other restrictions or limitations of any nature whatsoever.

d.	“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)
any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), and

(ii)
any liability for the payment of any amounts of the type described in clause (i)  above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii)	any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

e.
  “Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.           Share Exchange.

a.            Prior to the Closing Date APRB shall file with the Secretary of State of the State of Delaware a certificate of designation of  Four Thousand Eight Hundred (4,800) shares of Series A Preferred Stock, in the form annexed hereto as Appendix A.  Each share of Series A Preferred Stock will be convertible into One Hundred Thousand (100,000) shares of APRB common stock.

b.           On the Closing Date (defined herein), the Advanced Swine Shareholders and Primary Capital, LLC (collectively, the “Exchanging Shareholders”) shall transfer and assign to APRB all of the issued and outstanding capital stock of Advanced Swine.  The Advanced Swine Shareholders represent and warrant that upon delivery to APRB of the stock certificates duly endorsed for transfer, all right, title and interest in said shares will be transferred to APRB free of Liens, claims and encumbrances.

c.           On the Closing Date, APRB shall deliver to the Exchanging Shareholders or their assignees a total of 4,646.05933 shares of Series A Preferred Stock  as follows:

·      3,763.30805 shares to Ligang Shang;
·      227.65691 shares to Zhengjiang Wang;
·      213.71873 shares to London Financial;
·      441.37564 shares to Sino Group; and
·      144 shares to Primary Capital, LLC.

d.           APRB warrants that the Preferred Shares to be issued to the Exchanging Shareholders (the “Exchange Shares”), when so issued, will be duly authorized, fully paid and non-assessable.

e.            The parties intend that the exchange of shares described above shall qualify as a tax-free exchange under Section 351 of the United States Internal Revenue Code.  The parties further intend that the issuance of the common stock by APRB to the Exchanging Shareholder shall be exempt from the provisions of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of said Act.

3.           Closing.  The Closing of the transactions contemplated by this Agreement ("Closing") shall take place at the offices of Robert Brantl, counsel for APRB, simultaneously with the execution of this Agreement (the “Closing Date”).

4.           Warranties and Representations of Advanced Swine Shareholders In order to induce APRB to enter into this Agreement and to complete the transaction contemplated hereby, the Advanced Swine Shareholders warrant and represent to APRB that:

a.           Organization and Standing – Advanced Swine.  Advanced Swine is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of Advanced Swine previously delivered to APRB are true and complete as of the date hereof.

b.           Capitalization – Advanced Swine .  Advanced Swine’ entire authorized capital stock consists of 100,000 shares of common stock, $.001 par value, 10,000 of which are issued and outstanding.  There are no other voting or equity securities authorized or issued, nor any authorized or issued securities convertible into equity securities, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which Advanced Swine or the Advanced Swine Shareholders is bound, calling for the issuance of any additional equity securities of Advanced Swine, except that Primary Capital LLC., a New York company holds an option to acquire 310 shares of Advanced Swine. All of the outstanding Advanced Swine common stock has been duly authorized and validly issued and is fully paid and non-assessable and was not issued in violation of any preemptive rights or any Applicable Law.

c.           Ownership of Advanced Swine Shares. The Advanced Swine Shareholders are the sole owners of the outstanding shares of Advanced Swine common stock.  By the transfer of the Advanced Swine common stock to APRB pursuant to this Agreement, APRB will acquire good and marketable title to 100% of the capital stock of Advanced Swine, free and clear of all Liens, encumbrances and restrictions of any nature whatsoever, except by reason of the fact that the Advanced Swine common stock will not have been registered under the Securities Act of 1933, or any applicable state securities laws.

d.           Business Operations and Liabilities – Advanced Swine . Since its organization, Advanced Swine has conducted no business operations, except holding all of the issued and outstanding capital stock of SenYu and, through Senyu, 60% of Senyu-Polar JV.

e.           Organization and Standing – SenYu.  SenYu is a corporation duly organized, validly existing and in good standing under the laws of the People’s Republic of China, except as set forth in the Section 4(e) of the Disclosure Schedule (the “Disclosure Schedule”). SenYu has all of the government licenses and permits necessary to carry on its business as now conducted, and to own and operate its assets, properties and business.

f.           Organization and Standing – Senyu-Polar JV.  Senyu-Polar JV is a company duly organized, validly existing and in good standing under the laws of the People’s Republic of China. Senyu-Polar JV has all of the government licenses and permits necessary to carry on its business as now conducted, and to own and operate its assets, properties and business, except as set forth in the Section 4(f) of the Disclosure Schedule.

g.           Financial Statements.  The Advanced Swine Shareholders delivered to APRB the consolidated financial statements of Advanced Swine for the years ended March 31, 2009 and 2008 (the “Advanced Swine Financial Statements”).  The Advanced Swine Financial Statements have been prepared in accordance with U.S. GAAP and present fairly in all material respects the financial condition of Advanced Swine as of the dates thereof. The Advanced Swine Financial Statements have been reported on by an independent accountant registered with the PCAOB.

h.           Absence Of Certain Changes Or Events.  Since March 31, 2009, there has not been (A) any material adverse change in the business, operations, properties, assets, or condition of SenYu, Senyu-Polar JV, or Advanced Swine or (B) any damage, destruction, or loss to SenYu, Senyu-Polar JV, or Advanced Swine (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of SenYu, Senyu-Polar JV, and Advanced Swine; and neither of SenYu, Senyu-Polar JV, Advanced Swine have become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a material adverse effect on SenYu, Senyu-Polar JV, and Advanced Swine.

i.           Ownership of Assets.  Except as specifically identified in the Advanced Swine Financial Statements, SenYu  and Senyu-Polar JV have good, marketable title, without any Liens or encumbrances of any nature whatever, to all of the following, if any:  its assets, properties and rights of every type and description, including, without limitation, all cash on hand and in banks, certificates of deposit, stocks, bonds, and other securities, good will, customer lists, its corporate name and all variants thereof, trademarks and trade names, copyrights and interests thereunder, licenses and registrations, pending licenses and permits and applications therefor, inventions, processes, know-how, trade secrets, real estate and interests therein and improvements thereto, machinery, equipment, vehicles, notes and accounts receivable, fixtures, rights under agreements and leases, franchises, all rights and claims under insurance policies and other contracts of whatever nature, rights in funds of whatever nature, books and records and all other property and rights of every kind and nature owned or held by SenYu or Senyu-Polar JV as of this date.  Except in the ordinary course of its business, neither SenYu nor Senyu-Polar JV has disposed of any such asset since March 31, 2009.

j.           Governmental Consent.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other non-U.S., U.S., state, county, local or other foreign governmental authority, instrumentality, agency or commission is required by or with respect to Advanced Swine, SenYu or Senyu-Polar JV in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

k.           Taxes.  Each of Advanced Swine, SenYu and Senyu-Polar JV has filed all tax returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all taxes as shown on such returns except for taxes being contested in good faith or as reflected on the Advanced Swine Financial Statements.  There is no material claim for taxes that is a Lien against the property of Advanced Swine, SenYu, or Senyu-Polar JV other than Liens for taxes not yet due and payable.

l.           Pending Actions.  There are no material legal actions, lawsuits, proceedings or investigations pending or threatened, against or affecting Advanced Swine, SenYu, Senyu-Polar JV, or against their Officers or Directors, or the Advanced Swine Shareholders that arose out of their operation of SenYu or Senyu-Polar JV.  Neither Advanced Swine, SenYu, Senyu-Polar JV, nor the Advanced Swine Shareholders are subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body which would be likely to have a material adverse effect on the business of SenYu, Senyu-Polar JV or Advanced Swine.

m.           No Debt Owed to the Advanced Swine Shareholders.  Neither of Advanced Swine, SenYu, nor Senyu-Polar JV owes any money, securities, or property to the Advanced Swine Shareholders, or any member of their family or to any company controlled by or under common control with such a person, directly or indirectly, except as specifically identified in the Advanced Swine Financial Statements

n.           Intellectual Property And Intangible Assets.   To the knowledge of the Advanced Swine Shareholders, SenYu has full legal right, title and interest in and to all of the intellectual property utilized in the operation of its business.  SenYu has not received any written notice that the rights of any other person are violated by the use by SenYu of the intellectual property.  None of the intellectual property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the knowledge of the Advanced Swine Shareholders, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

o.           Validity of the Agreement.  This Agreement has been duly executed by the Advanced Swine Shareholders and constitutes their valid and binding obligation, enforceable in accordance with its terms except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditors’ rights.  The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, the Articles of Incorporation or Bylaws of Advanced Swine, the Articles of Association of either  SenYu or Senyu-Polar JV, or any material agreement or undertaking, oral or written, to which Advanced Swine, SenYu, Senyu-Polar JV, or the Advanced Swine Shareholders are a  party or are bound or may be affected by, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body; and the business now conducted by SenYu and Senyu-Polar JV can continue to be so conducted after completion of the transaction contemplated hereby.

p.           Compliance with Laws.  SenYu’s and Senyu-Polar JV 's operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations.  Neither SenYu nor Senyu-Polar JV is in violation of any law, ordinance or regulation of the People’s Republic of China or of any other jurisdiction.  SenYu and Senyu-Polar JV hold all the environmental, health and safety and other permits, licenses, authorizations, certificates and approvals of governmental authorities necessary or proper for the current use, occupancy or operation of their businesses, all of which are now in full force and effect.

5.           Warranties and Representations of APRB.  In order to induce the Advanced Swine Shareholders to enter into this Agreement and to complete the transaction contemplated hereby, APRB warrants and represents to the Advanced Swine Shareholders that:

a.           Organization and Standing.  APRB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of APRB previously delivered to the Advanced Swine Shareholders are true and complete as of the date hereof.

b.           Capitalization.  APRB's entire authorized capital stock consists of 10,000,000 shares of preferred stock, par value $0.001 per share, and 300,000,000 shares of common stock, par value $0.001 per share. At the Closing, prior to the issuance of shares to the Advanced Swine Shareholders, there will be 994,067 shares of APRB common stock issued and outstanding.  At the Closing, there will be no other voting or equity securities outstanding, and no outstanding subscriptions, warrants, calls, options, rights, commitments or agreements by which APRB is bound, calling for the issuance of any additional shares of common stock or preferred stock or any other voting or equity security.

c.           Corporate Records.  All of APRB's books and records, including, without limitation, its books of account, corporate records, minute book, stock certificate books and other records are up-to-date, complete and reflect accurately and fairly the conduct of its business in all material respects since its date of incorporation.

d.           SEC Filings.  APRB has filed all reports required by the Rules of the Securities and Exchange Commission, and each report filed within the past twelve months conforms in content to said Rules and is complete and accurate in all material respects.

e.            Absence Of Certain Changes Or Events.  Since March 31, 2009, there has not been (A) any material adverse change in the business, operations, properties, assets, or condition of APRB or (B) any damage, destruction, or loss to APRB (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of APRB; and APRB has not become subject to any law or regulation which materially and adversely affects, or in the future is substantially likely to have a material adverse effect on APRB.

f.           Taxes.  APRB has filed all tax returns that it is required to file with all governmental agencies, wherever situate, and has paid or accrued for payment all taxes as shown on such returns except for taxes being contested in good faith.  There is no material claim for taxes that is a Lien against the property of APRB other than Liens for taxes not yet due and payable.

g.           Pending Actions.  There are no legal actions, lawsuits, proceedings or investigations, either administrative or judicial, pending or threatened, against or affecting APRB or against APRB’s former Officers or Directors that arose out of their operation of APRB.  APRB is not subject to any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or administrative, governmental or regulatory authority or body.

h.           Validity of the Agreement.  All corporate and other proceedings required to be taken by APRB in order to enter into and to carry out this Agreement have been duly and properly taken.  This Agreement has been duly executed by APRB, and constitutes a valid and binding obligation of APRB, enforceable against it in accordance with its terms except to the extent limited by applicable bankruptcy reorganization, insolvency, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights.  The execution and delivery of this Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, or constitute a default under or violate, APRB's Articles of Incorporation or Bylaws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which APRB is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

i.           Trading Status.  APRB’s common stock is listed for quotation on the OTC Bulletin Board, with the symbol “APRB” To the knowledge of APRB, APRB has not been threatened and is not subject to removal of its common stock from the OTC Bulletin Board.

j.           SEC Status.  The common stock of APRB is registered pursuant to Section 12(g) of the Securities and Exchange Act of 1934.  APRB has filed all reports required by the applicable regulations of the SEC.

k.           Compliance with Laws.  APRB’s operations have been conducted in all material respects in accordance with all applicable statutes, laws, rules and regulations.  APRB is not in violation of any Applicable Law.

6.           Deliveries at Closing

a.   At the Closing the Exchanging Shareholders shall deliver to APRB the certificates for their shares of Advanced Swine duly endorsed for transfer to APRB.

b.   At the Closing, APRB shall deliver to the Exchanging Shareholders or their assignees certificates for the Exchange Shares.

7.           Restriction on Resale. The Exchange Shares to be issued by APRB to the Advanced Swine Shareholders hereunder at the Closing will not be registered under the Securities Act of 1933, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of within the United States of America until:  (i) a registration statement with respect to such securities is declared effective under the Securities Act of 1933, or (ii) APRB receives an opinion of counsel for the stockholders, reasonably satisfactory to counsel for APRB, that an exemption from the registration requirements of the Securities Act of 1933 is available.

The certificates representing the shares which are being issued to the Advanced Swine Shareholders pursuant to this Agreement shall contain a legend substantially as follows:

“THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR APOGEE ROBOTICS, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO APOGEE ROBOTICS, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE.”

8.           Registration Rights.  Within ten days after the first date on which all of the Series A Preferred Stock has been converted into common stock (the “Conversion Shares”), APRB will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 to permit the public resale of the Conversion Shares.  APRB will include in the S-1 the Conversion Shares of all holders who request inclusion and provide the information required for the S-1.  APRB will use its best efforts to cause the S-1 to be declared effective by the SEC, and will provide each holder whose shares are included in the S-1 with an electronic copy of the prospectus.  APRB will file such amendments to the S-1 as are necessary in order for the S-1 to remain effective until the earlier of (a) the date on which all of the Conversion Shares may be sold pursuant to Rule 144 or (b) the date on which all of the Conversion Shares have been sold.

9.           Applicable Law.    This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof, as applied to agreements entered into and to be performed in such state.

10.         Assignment; Binding Effect.  This Agreement, including both its obligations and benefits, shall inure to the benefit of, and be binding on the respective heirs and successors of the parties and on their respective permitted assignees and transferees.  This Agreement may not be assigned or transferred in whole or in part by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

11.         Counterparts.  This Agreement may be executed in multiple facsimile counterparts.   Each of the counterparts shall be deemed an original, and together they shall constitute one and the same binding Agreement, with one counterpart being delivered to each party hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year written on the first page.

APOGEE ROBOTICS, INC.

By: /s/ Ligang Shang
      Ligang Shang, Chief Executive Officer

   and

  /s/ Ligang Shang
         LIGANG SHANG

   /s/ Zhenjiang Wang
        ZHENGJIANG WANG

  LONDON FINANCIAL GROUP LTD.

  By: /s/____________________________
  Name:
  Title:

  SINO GROUP INVESTMENT LTD.

  By: /s/__________________________
  Name:
  Title: